Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Intrawest Resorts Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-193672) on Form S-8 of Intrawest Resorts Holdings, Inc. of our report dated September 9, 2015, with respect to the consolidated balance sheets of Intrawest Resorts Holdings, Inc. and subsidiaries as of June 30, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the related financial statement schedule, Schedule II - Valuation and Qualifying Accounts and Reserves, which report appears in the June 30, 2015 annual report on Form 10-K of Intrawest Resorts Holdings, Inc.
Our report refers to the Company’s adoption of Financial Accounting Standards Board Accounting Standards Update 2015-03, Interest- Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

/s/ KPMG LLP
Denver, Colorado
September 9, 2015